Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2012, relating to (1) the 2011 and 2010 consolidated financial statements of Hansen Medical, Inc. and (2) the effectiveness of Hansen Medical, Inc.’s internal control over financial reporting as of December 31, 2011, appearing in the Annual Report on Form 10-K of Hansen Medical, Inc. for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in revenue recognition), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

April 2, 2012